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SAIC, Inc.

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April 17, 2009

A new communication on SAIC stock

Dear SAIC Stockholder:

SAIC’s board of directors and senior management are asking stockholders to approve a proposal to eliminate our dual class capital structure by automatically converting each share of class A preferred stock with 10 votes per share into one share of common stock with one vote per share.

Chairman and CEO Ken Dahlberg believes it is vitally important that we conduct a dialogue with stockholders so that all understand the reasons behind this proposal. In the enclosed message, our CEO discusses the rationale for change.

I hope you will take time to read the message. You will also receive a proxy statement in early May containing important information about the proposals that will be presented at our 2009 Annual Meeting of Stockholders June 19, 2009. You will find frequently asked questions about the proposal on www.SAIC.com, key word stock. In addition, we have a Stock Reclassification Information Center staffed from 8 a.m. to 8 p.m. Eastern Time Monday-Saturday to provide answers to questions about the proposal. Dial toll free 1-888-767-SAIC (7242).

/s/ Arnold Punaro

Executive Vice President

Message From Ken Dahlberg

SAIC Chairman and CEO

Changing Our Stock Structure

On April 6, 2009, we announced a proposal to simplify SAIC’s stock structure. SAIC’s board of directors and senior leadership believe it is in the best interest of the company to eliminate our dual class stock structure by converting our class A preferred stock into common stock.

We brought the proposal to our Leadership Week gatherings where we discussed it with our group offsite attendees, and the members of management and various forums. We also assembled groups of stockholders to get their views, and are receiving questions via SAIC.com. We have heard both expressions of support and skepticism. It is vitally important to dialogue on this critical issue to respond to questions and better understand the rationale behind this recommendation.

What We Are Asking

We are asking our class A preferred stockholders to convert their shares with 10 votes each into common stock with one vote per share. The two classes of stock have the same economic rights. Our class A preferred stock owners are not being asked to give up any economic rights, just the preferential voting rights. A share of common stock represents the same ownership of the company as does a class A preferred share.

Why We Are Asking Now

Some stockholders have asked us why we did not foresee this when the two-class structure was created at the time the company went public. Circumstances have changed significantly since then. These changes warrant elimination of our dual class structure. I will expand on this in the following paragraphs, but to sum up the key reasons in brief now:

1.	Short-term benefits have been achieved, but long-term benefits are unlikely to be fully realized as a result of legal, tax and accounting changes.

2.	The dual class structure makes it more difficult to understand our company’s capital structure.

3.	The added cost and complexity of having a dual system is no longer worth it.

Benefits Realized and Unrealized

We created our dual class structure in connection with our initial public offering (IPO) of stock in October of 2006. At that time, we faced an unusual challenge. We weren’t a typical pre-IPO company with a small number of stockholders; SAIC was a seasoned, multibillion dollar company with tens of thousands of existing stockholders. It was our initial public offering, but certainly not our first issue of stock.

It is customary in public offerings for existing stockholders to sign “lock-up” agreements requiring them to hold their shares for several months following the IPO so that their shares do not immediately hit the market in a way that could depress the stock price. It was not practical for us to get tens of thousands of stockholders to sign individual lock-up agreements to implement the lock-up restrictions, so we had to find another way to limit the flow of shares and help maintain an orderly trading market. We did this by designing a class of nontraded preferred stock with transfer restrictions that lapsed at different intervals over the first year following the IPO. Those restrictions have now expired as planned.

Another benefit we sought with preferred shares — specifically the 10-to-1 voting differential — was in support of employee control. Those who held stock prior to the IPO received class A preferred shares with ten votes per share in place of the stock they held before the IPO, and then we issued common stock with one vote per share to investors in the IPO.

Immediately after the IPO, about 81 percent of SAIC’s shares were class A preferred. Now, class A preferred shares comprise less than 48 percent of all outstanding shares. Another way to look at preferred stock is by ownership. At present, approximately 40 percent of class A preferred shares are held by non-employees. This transformation is a result of several factors. Many former employees and retirees kept their preferred shares after leaving the company. At the same time, there are current employees who converted their preferred stock into common stock in order to move their shares out of a transfer agent account to a broker of their choosing.

There are factors affecting our future ability to issue class A preferred shares. When we initially designed our dual class structure, we intended to issue class A preferred stock to our employees through our retirement and equity incentive plans. As a result of legal and accounting changes, it would be prohibitively expensive and cumbersome to do that now. We set out the reasons in the Frequently Asked Questions on stock reclassification that you can find on SAIC.com. In addition, tax law changes created potentially higher taxes for employees granted options to purchase any class of stock that isn’t publicly traded, and our class A preferred stock is not publicly traded.

For all these reasons, the number of current employees holding class A preferred stock is likely to continue to decline as a percentage of all holders of preferred stock. Over time, class A preferred stock could become concentrated among holders who are not current employees. Going forward, then, the goal of giving current employees an ownership stake in the company can be better served by a single class of common stock.

In sum, circumstances that originally prompted the dual class structure have changed sufficiently, requiring us to look again at the cost/benefit tradeoffs of having a dual class structure. We will continue to be employee-centered, but it is time to change to a single class of common stock.

Confusion Does Exist and the Dual System Does Cost More

Confusion about the dual class structure exists on multiple levels. For example, one financial media outlet recently reported our market capitalization at $7.31 billion with 212 million shares outstanding. Another reported the same $7.31 billion market capitalization, but with 404 million shares outstanding. Yet another reported our market capitalization at $3.83 billion with 212 million shares outstanding. Three financial media outlets used three different methods of reporting key capitalization statistics because of our dual class capital structure. We believe that a simpler, more conventional capital structure will help achieve greater consistency in the way some of our key statistics are reported in the financial media and how our company is understood by investors.

It costs the company more to operate the dual class structure. We estimate that we would save over $1 million every year in transfer agent fees alone simply by automatically converting our preferred stock into common stock. Once the conversion is complete, we plan to evaluate alternatives for improving our stock transfer agent functions and plan administration. We believe we can realize substantially greater savings in the future by eliminating unnecessary complexities in these areas. Every stockholder should support reducing costs that do not contribute to stockholder value creation.

Not a Decision Made in a Rush or in Response to a Merger or Acquisition

We have been asked, “What’s the rush?” Actually, there is no rush. A proposal to eliminate the dual class structure must be decided by a stockholder vote. The most practical time is in conjunction with our annual meeting. SEC rules prevented us from communicating with our employees and stockholders about this topic until preliminary proxy materials were filed. In preparation for the June stockholder meeting, we filed preliminary proxy materials on April 6, 2009, giving us 10 weeks to communicate with employees and stockholders. The proposal will be presented to stockholders for a vote at the June 19, 2009 Annual Meeting of Stockholders.

Other stockholders have asked if the timing of the proposed change is being driven by an acquisition or merger. The answer is no. We are not planning to sell the company and we haven’t been approached by another company seeking to acquire us. We regularly evaluate potential targets for acquisition, but this proposal is not related to any major acquisition that we might make.

Summing Up

The short-term benefits we sought from the dual class structure have been achieved; the long-term benefits are unlikely to be fully realized. Therefore, the benefits of our current stock structure no longer outweigh the cost, confusion and other disadvantages of maintaining two classes. Moreover, this is a step we should take to continue to improve our corporate governance, aligning voting rights with economic risks. I ask you to vote to simplify our stock structure and help us prepare for more success in the future.

Ken Dahlberg

Chairman of the Board and Chief Executive Officer

In connection with the 2009 Annual Meeting of Stockholders, SAIC, Inc. has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) and we expect to file a definitive proxy statement on or about April 27, 2009. The definitive proxy statement will be delivered to stockholders on or about May 8, 2009. STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS TO BE PRESENTED AND VOTED UPON. Stockholders may also obtain a copy of the definitive proxy statement and any other relevant documents filed by SAIC, Inc., for free at the SEC web site at http://www.sec.gov. The definitive proxy statement and other documents also may be obtained for free from SAIC, Inc., 10260 Campus Point Drive, San Diego, CA 92121, Attention: Corporate Secretary.

SAIC, Inc. and its directors, executive officers and other members of management and employees may be deemed participants in the solicitation of proxies and voting instructions for the 2009 Annual Meeting of Stockholders. Information concerning the interests of these persons, if any, in the matters to be voted upon is set forth in the proxy statement.